Exhibit 99.1

INNOVATE Completes Sale of DBM Global to IES Holdings

NEW YORK, October 5, 2026 (Globe Newswire) – INNOVATE CORP.® (NYSE: VATE) (“INNOVATE”) announced today that it has completed the previously announced sale of DBM Global, Inc. (“DBMG”) to IES Holdings, Inc. (Nasdaq: IESC) (“IES”) pursuant to the Transaction Agreement (the “Agreement”) announced on August 10, 2026 (the "Transaction").

“Closing this transaction is a significant milestone for INNOVATE,” said Paul Voigt, Interim CEO of INNOVATE. “With these proceeds, we are substantially reducing our debt and strengthening INNOVATE’s balance sheet, which improves our financial flexibility as we focus on our remaining businesses. We want to thank Rustin Roach and his world-class team for their years of dedicated service and the tremendous value they have built. We wish Rustin and the team continued success as part of IES. INNOVATE’s remaining businesses are well positioned in attractive end markets, and we remain focused on executing our strategy, enhancing shareholder value and building on this momentum.”

Transaction Details

Under the terms of the Agreement, IES has acquired 100% of the outstanding shares of DBMG common stock — including approximately 91.21% previously held by INNOVATE (through DBM Global Intermediate Holdco Inc.) and the remaining approximately 8.79% previously held by other DBMG stockholders.

Consideration received by INNOVATE and DBM Global Intermediate Holdco Inc. (together, “Seller”) consisted of Seller’s approximately 91.21% pro rata share of the base purchase price, as adjusted at closing based on estimates of cash, working capital, indebtedness and transaction expenses of DBMG and certain additional adjustments as set forth in the Agreement. The purchase price remains subject to finalization following delivery of a post-closing statement and, if necessary, resolution of any disputes through an independent accounting firm. At closing, Seller received (subject to post-closing adjustments):

•approximately $378 million in cash, representing Seller’s portion of the $510 million cash consideration after giving effect to Seller’s receipt of 100% of the IES common stock issued as part of the total consideration and closing adjustments; and
•430,974 shares of IES common stock (as adjusted for IES’s two-for-one stock split effected on August 21, 2026), valued at approximately $146 million based on the closing price of IES common stock on October 2, 2026.

The stock consideration is subject to a maximum 60-day lock-up period following the closing of the Transaction, subject to terms of the Agreement.

Each of the other DBMG stockholders will be entitled to receive its pro rata share of the base purchase price, subject to customary adjustments, entirely in cash.

In addition, Seller received $35 million in cash at closing as compensation for costs and obligations to be borne by Seller in connection with the joint tax election under Section 338 of the Internal Revenue Code being made with respect to the Transaction. Including this payment, Seller received total cash of approximately $413 million at closing.

Use of Proceeds

INNOVATE intends to use all net proceeds from the Transaction to reduce its outstanding debt.

For more information, please refer to the Current Report on Form 8-K to be filed by INNOVATE with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the completion of the Transaction.

You may obtain copies of all documents filed by INNOVATE with the SEC regarding this transaction, free of charge, at the SEC’s website, www.sec.gov or from INNOVATE’s website at https://www.innovate-ir.com/.

Advisors

Cleary Gottlieb Steen & Hamilton LLP served as legal advisor to INNOVATE in connection with the Transaction. Jefferies served as financial advisor to INNOVATE.

About INNOVATE

INNOVATE is a holding company that owns, operates and invests in a portfolio of best-in-class businesses in the Life Sciences and Spectrum markets. INNOVATE is focused on maximizing value through disciplined capital allocation, strategic oversight and operational support of its subsidiaries. For more information, please visit: http://www.innovatecorp.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements generally relate to future events, including statements regarding post-closing adjustments to the purchase price under the Agreement; the value of the IES common stock received by INNOVATE and INNOVATE’s plans with respect to such stock; INNOVATE’s intended use of the net proceeds of the Transaction and its expected levels of indebtedness; and INNOVATE’s strategies with respect to its capital structure and its remaining businesses. You are cautioned that such statements are not guarantees of future performance and that INNOVATE’s actual results may differ materially from those set forth in the forward-looking statements. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause INNOVATE’s actual results to differ materially from these forward-looking statements include, but are not limited to (i) the outcome of post-closing purchase price adjustments, including any resolution of disputes under the Agreement; (ii) fluctuations in the market price of IES common stock, including during the lock-up period; (iii) INNOVATE’s ability to complete planned debt repayments on anticipated terms and timing; (iv) the performance of INNOVATE’s remaining businesses following the Transaction; (v) macroeconomic conditions; and (vi) the other factors under the heading “Risk Factors” set forth in INNOVATE’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available on INNOVATE’s website or at www.sec.gov. You should not place undue reliance on these forward-looking statements, which are made only as of the date of this press release. INNOVATE undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws.

INNOVATE Investor Contact:
Solebury Strategic Communications
Jenna Kozlowski
(212) 235-2691
Email: ir@innovatecorp.com